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                                                                   EXHIBIT 10.40

                              SEPARATION AGREEMENT


                 This Agreement (this "Agreement") is entered into this 3rd day of April, 1995 by and between Ground Round Restaurants, Inc. (the "Company") and Michael P. O'Donnell (Mr. O'Donnell"), an individual resident of the State of Florida.

                 WHEREAS, Mr. O'Donnell is currently serving as Chairman, President and Chief Executive Officer of the Company; and

                 WHEREAS, Mr. O'Donnell and the Company wish to amicably terminate their employment relationship.

                 NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Company and Mr. O'Donnell hereby enter into this Agreement as follows:

                 1. Mr. O'Donnell hereby resigns as Chairman, a member of the Board of Directors, President, Chief Executive Officer and an employee of the Company and as an officer, director and employee of any affiliates of the Company, as well as any committees or fiduciary positions with respect to the Company or its affiliates, effective as of the close of business on March 31, 1995 (the "Separation Date"). Mr. O'Donnell agrees to vacate his office at the Company's principal executive offices location no later than April 15, 1995.

                 2.       (a)     The Company agrees to pay Mr. O'Donnell within
two (2) business days following the date on which this agreement is executed by both parties (the "Payment Date") (i) a lump sum payment of $550,000, representing an amount equal to two years of base salary, plus (ii) an amount equal to salary which would have otherwise been paid to Mr. O'Donnell as his normal payroll distribution on April 14, 1995. In addition, any compensation and other amounts deferred by Mr. O'Donnell or otherwise credited or creditable to him or for his account pursuant to the Company's Deferred Compensation Plan, together with accrued interest thereon, if any, to which Mr. O'Donnell is entitled under such Plan (which the parties acknowledge and agree aggregated not less than $160,000 as of December 3, 1994), and all accrued vacation pay (representing two weeks of unused vacation) not yet paid by the Company, shall be paid to Mr. O'Donnell on the Payment Date of (in the case of payments under such Plan), if such payment is not then permitted pursuant to such Plan, then on the earliest date or dates permitted thereunder. All payments under this Agreement are subject to all applicable tax withholdings, if any, and shall be made by wire transfer to an account designated (no later than the Payment Date) by Mr. O'Donnell to the Company.

                          (b)     Until 12:00 midnight on March 31, 1997, the
Company agrees to provide Mr. O'Donnell with life, disability, accident, dental, health and similar benefits, substantially similar to those which Mr. O'Donnell is receiving as of the Separation Date and, for a period of six (6) months following the Separation Date, the Company agrees to
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provide Mr. O'Donnell with the car allowance program which Mr. O'Donnell is receiving as of the Separation Date. At the time, if any, Mr. O'Donnell is employed on a full time basis by another corporation or other entity, such benefits shall cease to the extent, but only to the extent, otherwise provided to Mr. O'Donnell by such other corporation or other entity.

                          (c)     It is agreed that all vested and unvested
stock options held by Mr. O'Donnell shall be cancelled as of the Separation Date. In consideration of such cancellation and as additional consideration hereunder, it is agreed that the Company will pay to Mr. O'Donnell an amount equal to $130,279.95, representing the difference between $5.50 (the closing price of the Company's common stock on the Separation Date) and the applicable exercise price with respect to Mr. O'Donnell's vested share options. Such amount will be paid to Mr. O'Donnell on the Payment Date.

                          (d)     Mr. O'Donnell will retain whatever rights he
may have as of the Separation Date in the Company's pension, savings and similar plans, and he will receive benefits and payments, if any, in accordance with such plans.

                          (e)     On the Payment Date, the Company will deliver
to Mr. O'Donnell a certificate or certificates representing 30,000 shares of common stock of the Company. Such shares represent 20,000 previously vested shares and 10,000 previously unvested shares (which the Company agrees are hereby deemed vested), of common stock of the Company, awarded to Mr. O'Donnell pursuant to a certain restricted stock agreement effective February 2, 1993 between Mr. O'Donnell and the Company.

                          (f)     Until the close of business on April 15, 1995,
the Company will provide Mr. O'Donnell, at the Company's expense, with office space and the services of one secretary at the Company's offices at Ground Round Restaurants, Inc., 35 Braintree Hill Office Park, Braintree, Massachusetts 02184. Thereafter until the close of business on March 31, 1997, the Company will provide Mr. O'Donnell, at the Company's expense, with secretarial support (including general telephone and voicemail support) at such location. The company hereby transfers and assigns to Mr. O'Donnell, at no cost to Mr. O'Donnell (including transportation thereof to Mr. O'Donnell's residence), the personal computer equipment currently located at such offices of the Company and/or at Mr. O'Donnell's residence.

                 3. Mr. O'Donnell will have no further rights with respect to employment by the Company and its affiliates as of the Separation Date. As of the Separation Date, the employment agreement dated June 10, 1991, as amended by an agreement dated April 21, 1992 (collectively, the "1991 Employment Agreement"), and the change of control severance agreement dated July 26, 1994 (the "1994 Severance Agreement"), shall in all respects be of no further force and effect. It is recognized that Mr. O'Donnell shall have no further rights under the 1991 Employment Agreement and the 1994 Severance Agreement notwithstanding any events that may have occurred prior to the date hereof or will occur subsequent to the date hereof and whether such events are known or unknown to Mr. O'Donnell or the Company.

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                 4.       (a)     It is acknowledged and agreed by the parties
hereto that Mr. O'Donnell intends to seek a senior management position with other corporations or other entities, including, without limitation, corporations or other entities engaged in the restaurant business.

                          (b)     Except as to compliance as may be required by
law or legal process, Mr. O'Donnell agrees that he will not at any time, directly or indirectly, use, divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever, without the prior written consent of the Company or the Company affiliates to which such information relates, any confidential information of any kind relating to the Company, its and their predecessors, successors and affiliates, including, without limitation of the foregoing, information pertaining to products, services, present and future developments, marketing strategies and related data, buying practices, sales and profits, costs and suppliers, and personnel. Confidential information shall not include any information known generally to the public or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that of the Company.

                          (c)     Without any limitation on, but subject to, the
foregoing paragraph 4(b), Mr. O'Donnell specifically recognizes and acknowledges that the names, trade or service marks, records, plans and methods of the Company's business constitute a valuable, special and unique asset of the Company. Accordingly, at not time shall Mr. O'Donnell use such names and marks or use or disclose records, plans and methods of the Company's business to any person, corporation, association or other entity for any reason or purpose whatsoever. At no time shall Mr. O'Donnell remove or retain, without the Company's consent, any figures, calculations, letters, papers, documents, drawings, or copies thereof, or other confidential information of any type or description belonging to the Company.

                          (d)     Mr. O'Donnell agrees that, until March 31,
1997, he shall not, directly or indirectly, solicit or induce any employee of the Company or any of its subsidiaries or affiliates to leave the employ of the Company or such subsidiaries or affiliates for any reason.

                 5. Each of the parties hereto agrees that it will not make disparaging comments about the other party which adversely affect such other party or such other party's business.

                 6. This Agreement shall be binding upon, and inure to the benefit of, the company and its successors and assigns. The rights of Mr. O'Donnell under this Agreement shall inure to the benefit of Mr. O'Donnell and, in the event of his death or disability, his estate or other legal representative.

                 7. This Agreement is the entire agreement regarding the matters covered herein and, except as otherwise provided herein, supersedes, cancels and is in lieu of any other agreements, verbal or written, with respect to the matters herein contained including,

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without limitation, the 1991 Employment Agreement and the 1994 Severance
Agreement and any other agreements between the Company or its affiliates and their respective predecessors and Mr. O'Donnell relating to his employment or change of control of the Company. This Agreement may be amended or supplemented only by a subsequent writing signed by both parties hereto.

                 8. In case any provision of this Agreement for any reason is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein.

                 9.       (a)     In consideration of the payments and other
benefits furnished by the Company to Mr. O'Donnell as set forth herein, Mr. O'Donnell hereby voluntarily releases and forever discharges the Company, its parents, subsidiaries, affiliates and stockholders, and its and their respective directors, officers, employees, agents, successors and assigns (the "Released Parties") of and from any and all causes of action, suits, claims, charges, complaints, contracts, agreements and promises whatsoever, in law or equity, against the Released Parties which Mr. O'Donnell, his heirs, executors or administrators, may now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever, including, but no limited to, the 1991 Employment Agreement, the 1994 Severance Agreement and any and all matters arising out of his employment by any of the Released Parties and the cessation of said employment, including, but not limited to, any alleged violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act, and any other federal, state or local law, regulation or ordinance, and/or public policy, having any bearing whatsoever on the terms and conditions and/or cessation of his employment with the Company; provided, however, that Mr. O'Donnell does not waive, release or relinquish (i) any rights set forth in this Agreement or the right to enforce such rights or (ii) any rights with respect to indemnification as, or insurance policies currently in place for the benefit of, an officer or director of the Company or any of its affiliates for actions occurring on or prior to the date of execution hereof.

                          (b)     Mr. O'Donnell certifies that he has the
intention of releasing all claims recited herein in exchange for the consideration described herein, which he acknowledges as adequate, satisfactory and additional consideration to him. Mr. O'Donnell acknowledges that neither the Company nor any of its agents or representatives have made any representations to Mr. O'Donnell concerning the terms or effects of this Agreement other than those contained herein.

                 10. Mr. O'Donnell further agrees that, except with respect to the matters set forth in the proviso to paragraph 9(a), he will not initiate any suit or action before an federal, state or local judicial or administrative forum with respect to any matter arising our of or connected with his employment by the company and/or his resignation of that employment and that, without subpoena, he will, at the Company's request and expense, testify in any judicial or administrative proceedings to which the Company is a party in respect of any matter involving the affairs of the Company of which he has knowledge.
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                 11.      Mr. O'Donnell agrees that a breach by him of this
Agreement, including its covenants, could not reasonably or adequately be compensated in damages in an action at law and that the Company shall be entitled to injunctive relief, which may include, but shall not be limited to, restraining Mr. O'Donnell from taking any actions that would breach this Agreement.

                 12. No remedy conferred by any of the specific provisions of this Agreement (including paragraph 11) is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by the Company or Mr. O'Donnell shall not constitute a waiver of the right to pursue other available remedies.

                 13. Mr. O'Donnell acknowledges and agrees that he is fully aware of his right to discuss any and all aspects of this Agreement with an attorney of his choice, that the Company has advised him of that right, that he has carefully read and fully understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement. The Company agrees that it will pay all reasonable fees and expenses of counsel to Mr. O'Donnell associated with the negotiation, execution and delivery of this Agreement.

                 14. This Agreement has been individually negotiated and is not part of a group exit incentive or other termination program.

                 15. The parties hereto represent and agree that they will keep the terms, amount and fact of this Agreement confidential, and will not hereafter disclose any information concerning this Agreement to any third person, including but not limited to, any past or present employee of the Company, except as may be required by law and except with respect to seeking legal, financial or tax advice from a legal, financial or tax advisor.

                 16. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

                 IN WITNESS WHEREOF, the Company and Mr. O'Donnell have executed this Agreement as of the date set forth below.


                                  THE GROUND ROUND RESTAURANTS, INC.


/s/ Michael P. O'Donnell          By:/s/ Michael R. Jorgensen
- - - - ------------------------             ---------------------------------------
MICHAEL P. O'DONNELL              Name:  Michael R. Jorgensen
                                  Title: Sr. Vice President, Chief Financial
                                         Officer, Treasurer


Executed: April 3, 1995           Executed:  April 3, 1995